Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

among

GREEN BANCORP, INC.,

PANTHER MERGER SUB CORP.

and

PATRIOT BANCSHARES, INC.

Dated as of May 27, 2015

i

3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	26
3.16	Risk Management Instruments	26
3.17	Environmental Matters	26
3.18	Investment Securities and Commodities	27
3.19	Real Property	28
3.20	Intellectual Property	28
3.21	Related Party Transactions	28
3.22	State Takeover Laws	29
3.23	Reorganization	29
3.24	Opinion	29
3.25	Patriot Information	29
3.26	Loan Portfolio	29
3.27	Insurance	30
3.28	Mortgage Business	31
3.29	Regulatory Approvals	31
3.30	No Other Representations or Warranties	31

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GREEN

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	34
4.5	Reports	35
4.6	Financial Statements	36
4.7	Broker’s Fees	36
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	37
4.11	Compliance with Applicable Law	38
4.12	Certain Contracts	39
4.13	Agreements with Regulatory Agencies	39
4.14	Related Party Transactions	39
4.15	State Takeover Laws	40
4.16	Reorganization	40
4.17	Opinion of Green’s Financial Advisor	40
4.18	Internal Accounting Controls	40
4.19	Regulatory Approvals	40
4.20	SEC Reports	41
4.21	Employees	41
4.22	Loan Portfolio	44
4.23	Green Information	45
4.24	No Other Representations or Warranties	45

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of Patriot Prior to the Effective Time	46
5.2	Patriot Forbearances	46
5.3	Green Forbearances	49
5.4	Tax-free Reorganization	50

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	50
6.2	Access to Information	52
6.3	Shareholders’ Approvals	53
6.4	Legal Conditions to Merger	54
6.5	Stock Exchange Listing	54
6.6	Employee Matters	54
6.7	Indemnification; Directors’ and Officers’ Insurance	56
6.8	Additional Agreements	57
6.9	Advice of Changes	57
6.10	Corporate Governance	57
6.11	Acquisition Proposals	58
6.12	Public Announcements	59
6.13	Change of Method	59
6.14	Restructuring Efforts	59
6.15	Takeover Statutes	59
6.16	Patriot Preferred Stock	60
6.17	Assumption of Patriot TRUPS	60
6.18	Leases	60
6.19	Data Processing Contracts	60

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	61
7.2	Conditions to Obligations of Green	61
7.3	Conditions to Obligations of Patriot	63

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	64
8.2	Effect of Termination	65

8.3	Amendment	67
8.4	Extension; Waiver	67

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	67
9.2	Nonsurvival of Representations, Warranties and Agreements	67
9.3	Expenses	67
9.4	Notices	68
9.5	Interpretation	69
9.6	Counterparts	69
9.7	Entire Agreement	69
9.8	Governing Law; Jurisdiction	70
9.9	Waiver of Jury Trial	70
9.10	Assignment; Third Party Beneficiaries	70
9.11	Specific Performance	71
9.12	Severability	71
9.13	Delivery by Facsimile or Electronic Transmission	71

Exhibit A — Form of Patriot Support Agreement
Exhibit B — Form of Green Support Agreement
Exhibit C — New Employment Agreements
Exhibit D — Bank Merger Agreement

Schedule 1.6(a)(i) — TBV Threshold
Schedule 1.6(b) — Preliminary Closing Statement

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	59
Adjusted TBV	4
affiliate	70
Aggregate Merger Consideration	3
Agreement	1
Balance Sheet	16
Bank Merger	8
Bank Merger Agreement	8
Bank Merger Certificates	8
Bank Regulatory Applications	52
BHC Act	12
Book Value	4
business day	5
Certificate	2
certificates	9
Certificates of Merger	2
Chosen Courts	71
Closing	68
Closing Date	68
Code	1
Confidentiality Agreement	53
Continuing Employees	55
D&O Tail	57
Derivative Contract	27
Dissenting Share	8
Dissenting Shareholder	8
DOL	21
Effective Time	2
Enforceability Exceptions	27
Environmental Laws	27
ERISA	20
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	2
Exchangeable Shares	4
FDIC	13
Federal Reserve Board	15
Final Adjusted TBV	5
Final Closing Statement	5
Financial Statements	16
GAAP	4
Governmental Entity	15
Green	1

v

Green Bank	8
Green Benefit Plans	42
Green Certificate	33
Green Common Stock	2
Green Contract	39
Green Disclosure Schedule	32
Green Equity Awards	34
Green ERISA Affiliate	42
Green Meeting	53
Green Qualified Plans	43
Green Regulatory Agreement	40
Green Reports	36
Green Restricted Stock Award	34
Green Stock Options	34
Green Stock Plans	34
Green Subsidiary	33
Green Support Agreements	1
Initial Resolution Period	6
Integrated Mergers	1
Intellectual Property	29
Interim Closing Statement	5
Interim Financial Statements	16
Intermediate HoldCo Merger	8
IRS	19
Joint Proxy Statement	15
knowledge	70
Liens	14
Loans	30
made available	70
Material Adverse Effect	12
Material Contract	25
Materially Burdensome Regulatory Condition	52
Merger	1
Merger Consideration	2
Merger Sub	Preamble
Merger Sub Bylaws	7
Merger Sub Certificate	7
Multiemployer Plan	22
Multiple Employer Plan	22
Neutral Auditor	6
New Employment Agreements	1
New Plans	56
Objection Notice	6
OCC	15
Patriot	1
Patriot Bank	8

Patriot Benefit Plans	20
Patriot Bylaws	12
Patriot Capital Stock	13
Patriot Certificate	12
Patriot Common Stock	2
Patriot Disclosure Schedule	11
Patriot Employment Agreement	57
Patriot Equity Awards	7
Patriot ERISA Affiliate	21
Patriot Indemnified Parties	57
Patriot Intermediate HoldCo	8
Patriot Leased Properties	28
Patriot Meeting	53
Patriot Owned Properties	28
Patriot Preferred Stock Conversion	61
Patriot Preferred Stock Redemption	61
Patriot Qualified Plans	21
Patriot Real Property	28
Patriot Regulatory Agreement	27
Patriot Reports	16
Patriot Restricted Stock Award	7
Patriot Stock Option	6
Patriot Stock Plans	4
Patriot Subsidiary	13
Patriot Support Agreements	1
Patriot TRUPS	13
Patriot TRUPS Assumption	61
PBGC	21
Per Patriot Share Cash Consideration	4
Permitted Encumbrances	28
person	70
Preliminary Closing Statement	4
Regulatory Agencies	16
Representatives	58
Requisite Green Vote	35
Requisite Patriot Vote	14
Requisite Regulatory Approvals	52
Restrictive Covenant	23
S-4	15
SEC	15
Securities Act	24
SERP Plan	57
SRO	16
Subsidiary	12
Surviving Corporation	1
Takeover Statutes	29

Tangible Book Value	4
Tax	20
Tax Return	20
Taxes	20
TBOC	2
Termination Date	65
Termination Fee	67
Texas Secretary	2
Transaction Expenses	4

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 27, 2015 (this “Agreement”), among Green Bancorp, Inc., a Texas corporation (“Green”), Panther Merger Sub Corp., a Texas corporation and a wholly-owned Subsidiary of Green (“Merger Sub”), and Patriot Bancshares, Inc., a Texas corporation (“Patriot”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Green, Merger Sub and Patriot have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Patriot (the “Merger”), so that Patriot is the surviving corporation in the Merger and a wholly-owned Subsidiary of Green, and (ii) immediately thereafter, Patriot will merge (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”) with and into Green, with Green being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Green’s willingness to enter into this Agreement, certain shareholders of Patriot have each entered into a support agreement with Green in the form attached as Exhibit A hereto (collectively, the “Patriot Support Agreements”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Patriot’s willingness to enter into this Agreement, certain shareholders of Green have each entered into a voting agreement in the form attached as Exhibit B hereto (collectively, the “Green Support Agreements”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Green’s willingness to enter into this Agreement, certain individuals have each entered into their respective employment agreement with Green and/or Green Bank, each set forth on Exhibit C hereto, which shall become automatically effective as of the Effective Time (such agreements collectively, the “New Employment Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with applicable law including the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Merger Sub shall merge with and into Patriot.  Patriot shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Texas.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2                               Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) to be filed with the Texas Secretary of State (the “Texas Secretary”) on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC.

1.4                               Conversion of Patriot Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Green, Merger Sub or Patriot or the holder of any of the following securities:

(a)                       Subject to Section 2.2(e), each share of the common stock, par value $0.50 per share, of Patriot issued and outstanding immediately prior to the Effective Time (the “Patriot Common Stock”), except for (i) shares of Patriot Common Stock owned by Patriot as treasury stock or owned by Patriot or Green (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and (ii) any shares held by Dissenting Shareholders (as defined below), shall be converted into the right to receive a number of shares of the common stock, par value $0.01 per share, of Green (the “Green Common Stock”) equal to the Aggregate Merger Consideration divided by the Exchangeable Shares (the “Exchange Ratio” and such shares, the “Merger Consideration”). The Exchange Ratio shall be expressed as a number rounded to the nearest four decimal points.

(b)                       All of the shares of Patriot Common Stock converted into the right to receive Green Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Patriot Common Stock) previously representing any such shares of Patriot Common Stock shall thereafter represent only the right to receive (i) a certificate (or evidence of book-entry as determined by Green in its sole discretion) representing the number of whole shares of Green Common Stock which such shares of Patriot Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Patriot Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Patriot Common Stock shall be exchanged for certificates representing whole shares of Green Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Green Common Stock or Patriot Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)                        Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Patriot Common Stock that are owned by Patriot or Green (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Green or other consideration shall be delivered in exchange therefor.

1.5                               Green Common Stock.  At and after the Effective Time, each share of (i) capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the surviving corporation in the Merger and (ii) Green Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6                               Determination of Exchange Ratio.

(a)                       For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Aggregate Merger Consideration” shall be equal to 10,757,273 shares of Green Common Stock; provided that the Aggregate Merger Consideration shall be adjusted downward by 0.0824 shares of Green Common Stock for (1) each dollar of cash payable in respect of Patriot Stock Options (as defined below) pursuant to Section 1.7(a), and (2) each dollar the Final Adjusted TBV (as defined below) is less than the amount shown on Schedule 1.6(a)(i) for the month-end with respect to which Adjusted TBV is measured.

(ii)          “Exchangeable Shares” means the aggregate number of shares of Patriot Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of Patriot Common Stock underlying Patriot Restricted Stock Awards and any shares of Patriot Common Stock issued in connection with the conversion of all of Patriot’s outstanding Series D Preferred Stock and Series F Preferred Stock.

(iii)       “Patriot Stock Plans” means each plan listed on Section 1.6(a)(iii) of the Patriot Disclosure Schedule.

(iv)      “Per Patriot Share Cash Consideration” means the product of (1) the Exchange Ratio times (2) the average of the closing sale prices of Green Common Stock on the NASDAQ as reported in The Wall Street Journal for the ten (10) full trading days ending on the day preceding the Closing Date.

(b)                       Schedule 1.6(b) sets forth a summary consolidated balance sheet of Patriot and its Subsidiaries as of March 31, 2015 (the “Preliminary Closing Statement”), which is derived from the Balance Sheet described in Section 3.6(a) and prepared, with respect to the calculation of Book Value (as defined below) and Tangible Book Value (as defined below), in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied.  The Preliminary Closing Statement shall set forth (1) the consolidated common shareholders’ equity of Patriot and its Subsidiaries (for a given date, the “Book Value”) as of March 31, 2015, (2) as of March 31, 2015, the consolidated tangible common shareholders’ equity of Patriot and its Subsidiaries (the “Tangible Book Value”), which for a given date shall be equal to the Book Value as of such date, less goodwill, core deposit intangibles and other intangible assets (if any), (3) to the extent not already reflected in the Tangible Book Value whether or not required under GAAP, the sum of (x) all professional fees and expenses, including legal, accounting and investment banking fees and expenses, any supplemental executive retirement plan liability and/or payouts, any change in control and/or severance expenses, any transaction-related success fees, the costs and expenses related to the purchase of the D&O Tail (as defined below), all costs associated with the termination of the Patriot Employment Agreement (as defined below) and SERP Plan (as defined below), and any other transaction-related costs and expenses, in each case, incurred or expected to be incurred by Patriot, its Subsidiaries or otherwise in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) fifty percent (50%) of the fees, expenses and other costs of the Neutral Auditor as contemplated by Section 1.6(g) below (if any), in the case of each of clauses (x) and (y) on an after-tax basis subject to Schedule 1.6(b) and, for the avoidance of doubt, without duplication (collectively, the “Transaction Expenses”), and (4) as of March 31, 2015 the “Adjusted TBV”, which, for a given date, shall equal (i) the Tangible Book Value as of such date, plus (ii) to the extent not already reflected in the Tangible Book Value, the increase in the common shareholders’ equity of Patriot as a result of the conversion of the Series D and Series F preferred stock, less (iii) to the extent not already reflected in the Tangible Book Value whether or not required under GAAP, the Transaction Expenses incurred as of such date and/or anticipated to be incurred through the Closing Date; provided that, for the avoidance of doubt, Patriot shall following the date of this Agreement continue to accrue for dividends in respect of Patriot’s outstanding cumulative preferred stock through the date of redemption or conversion, as applicable, of such outstanding cumulative preferred stock.

(c)                        Not later than ten (10) days after each month-end during the period from the date of this Agreement until the Effective Time, Patriot shall prepare in good faith and deliver to Green an updated Preliminary Closing Statement as of such month-end (each such statement, an “Interim Closing Statement”).  Each such Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and each earlier Interim

Closing Statement and shall set forth Patriot’s estimate of the Book Value and the Tangible Book Value as of such month-end, a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom.  In the event Green disputes any part of any Interim Closing Statement (including the Adjusted TBV stated therein), it shall give prompt notice to Patriot of such disputed item or items and Patriot and Green shall cooperate in good faith to resolve such dispute as promptly as possible.

(d)                       Not later than ten (10) business days prior to the anticipated Closing Date, Patriot shall prepare in good faith and deliver to Green an updated Preliminary Closing Statement as of the month-end immediately preceding the anticipated Closing Date (such statement, the “Final Closing Statement”); provided, however, that if the Closing Date is anticipated to occur in the first ten (10) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the earlier preceding month (i.e., if the Closing Date is anticipated to occur on August 1, then the Final Closing Statement shall be prepared as of June 30).  Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and the Interim Closing Statements and shall set forth the Book Value and the Tangible Book Value as of the month-end immediately preceding the anticipated Closing Date (or the prior month-end, if applicable), a breakdown of the Transaction Expenses incurred as of such month-end and/or anticipated to be incurred through the Closing Date and the Adjusted TBV resulting therefrom (such Adjusted TBV, the “Final Adjusted TBV”).  For purposes of this Agreement, a “business day” shall be any day, other than a Saturday, a Sunday or other day on which national banks in Houston, Texas are required or permitted to be closed.

(e)                        Subject to applicable law, Green shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by Patriot or its Subsidiaries or their respective accountants in connection with Patriot’s preparation of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement, as well as to executive, finance and accounting personnel of Patriot or its Subsidiaries and any other information which Green may reasonably request in connection with its review of the Preliminary Closing Statement, the Interim Closing Statements and the Final Closing Statement; provided that Patriot and its Subsidiaries shall not be required to provide Green access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(f)                         In the event Green disputes the Final Closing Statement (including the Final Adjusted TBV), Green shall, within five (5) business days following the delivery of the Final Closing Statement, give Patriot written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Green disagrees and, based on the information at its disposal, specifying Green’s good faith proposed calculation of Final Adjusted TBV.  If Green does not timely deliver an Objection Notice within such five (5) business day period, the Final Adjusted TBV set forth in the Final Closing Statement delivered by Patriot shall be utilized for the calculation of the Aggregate Merger Consideration pursuant to Section 1.6(a) above and, absent fraud, shall be final and binding on all the parties.  Any items or amounts set forth in the Final Closing Statement as to which Green does not specifically and timely disagree in the manner set forth above shall be final and binding on all the parties, absent fraud.

(g)                        If Green timely delivers an Objection Notice, Green and Patriot shall cooperate in good faith to resolve such dispute; provided, however, that if Green and Patriot cannot resolve the dispute within five (5) business days after the date of the Objection Notice (the “Initial Resolution Period”), Green and Patriot shall appoint KPMG, LLP, or if KPMG, LLP is unwilling or unable to serve in such capacity, such other mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes.  The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by Green and Patriot with respect to such disputed item, as the case may be.  Upon reaching its determination of the Final Adjusted TBV, the Neutral Auditor shall deliver a copy of its calculation of the Final Adjusted TBV to Green and Patriot.  The determination of the Neutral Auditor shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties.  No party or its affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Adjusted TBV.  Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by Green, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses as contemplated by Section 1.6(b).  For the avoidance of doubt, the dispute resolution process contemplated by Section 1.6(f) and (g) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted TBV as of the applicable month-end, regardless of the date on which the Neutral Auditor delivers its calculation.

1.7                               Treatment of Patriot Equity Awards.

(a)                        At the Effective Time, each option granted by Patriot to purchase shares of Patriot Common Stock under a Patriot Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Patriot Stock Option”) shall fully vest and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Patriot Common Stock subject to such Patriot Stock Option multiplied by (ii) the excess, if any, of the Per Patriot Share Cash Consideration over the exercise price per share of Patriot Common Stock, less applicable tax withholdings.  Any Patriot Stock Option that has an exercise price per share of Patriot Common Stock that is greater than or equal to the Per Patriot Share Cash Consideration shall be cancelled in exchange for no consideration.

(b)                       At the Effective Time, each award in respect of a share of Patriot Common Stock subject to vesting, repurchase or other lapse restriction granted under a Patriot Stock Plan that is outstanding immediately prior to the Effective Time (a “Patriot Restricted Stock Award”, and together with the Patriot Stock Options, the “Patriot Equity Awards”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Patriot Common Stock underlying such Patriot Restricted Stock Award.  Green or Patriot shall be entitled to satisfy any withholding tax obligation by withholding a number of shares or requiring the employee to pay such withholding taxes in cash, at Green’s or Patriot’s option.

(c)                        Green shall take all corporate action necessary to issue a sufficient number of shares of Green Common Stock with respect to the settlement of Patriot Restricted Stock Awards contemplated by this Section 1.7.

(d)                       At or prior to the Effective Time, Patriot, the Board of Directors of Patriot and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, and to ensure that following the Effective Time, there are no obligations with respect to Patriot Equity Awards other than as set forth in this Section 1.7.

1.8                               Certificate of Formation of Surviving Corporation.  At the Effective Time, the certificate of formation of Merger Sub (the “Merger Sub Certificate”), as in effect at the Effective Time, shall be the certificate of formation of the surviving corporation in the Merger until thereafter amended in accordance with applicable law.

1.9                               Bylaws of Surviving Corporation.  At the Effective Time, the bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Merger until thereafter amended in accordance with applicable law.

1.10                        Directors and Officers.  At and immediately after the Effective Time, the directors and officers of the surviving corporation in the Merger shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successor are duly elected or appointed and qualified.

1.11                        Tax Consequences.  For U.S. federal income Tax purposes, (i) the parties intend that (x) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (y) Green, Merger Sub and Patriot shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.12                        Intermediate HoldCo and Bank Mergers.  Immediately following the Integrated Mergers (i) Patriot Texas Holdings, Inc. (“Patriot Intermediate HoldCo”), a Texas corporation and a wholly-owned Subsidiary of Patriot, will merge with and into Green, with Green being the surviving corporation (the “Intermediate HoldCo Merger”) and (ii) Patriot Bank (“Patriot Bank”), a Texas chartered state non-member bank and a wholly-owned Subsidiary of Patriot, will merge (the “Bank Merger”) with and into Green Bank, N.A. a national banking association and a wholly-owned Subsidiary of Green (“Green Bank”). Green Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Patriot Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  On the date of this Agreement, Green Bank and Patriot Bank entered into the agreement and plan of merger attached hereto as Exhibit D (the “Bank Merger Agreement”).  Patriot and Patriot Intermediate HoldCo shall cause Patriot Bank and Green shall cause Green Bank, to consummate the Bank Merger by filing such documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

1.13                        Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each outstanding share of Patriot Common Stock the holder of which has perfected his appraisal rights under applicable law including the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder” and each such share, a “Dissenting Share”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, in the event that a holder of Patriot Common Stock fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each share of Patriot Common Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration.  Patriot shall give Green prompt notice upon receipt by Patriot of any demands for payment of the value of such shares of Patriot Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law, and Green shall have the right to direct all negotiations and proceedings with respect to any such demands.  Patriot shall not, except with the prior written consent of Green, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by the Surviving Corporation.

ARTICLE II

EXCHANGE OF SHARES

2.1                               Green to Make Shares Available.  At or prior to the Effective Time, Green shall deposit, or shall cause to be deposited, with an exchange agent designated by Green and reasonably acceptable to Patriot (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Green’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Green Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Green Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Patriot Common Stock.

2.2                               Exchange of Shares.

(a)                       As promptly as practicable after the Effective Time, but in no event later than 10 days thereafter, Green shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Patriot Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Green Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Green Common Stock and any cash in lieu of fractional shares which the shares of Patriot Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), if any.  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Green Common Stock to which such holder of Patriot Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Subject to applicable law in the case of shares held by Dissenting Shareholders, until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Green Common Stock which the shares of Patriot Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)                       No dividends or other distributions declared with respect to Green Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Green Common Stock which the shares of Patriot Common Stock represented by such Certificate have been converted into the right to receive.

(c)                        If any certificate representing shares of Green Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Green Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                       After the Effective Time, there shall be no transfers on the stock transfer books of Patriot of the shares of Patriot Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Green Common Stock as provided in this Article II.

(e)                        Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Green Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Green Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Green.  In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to such former shareholder of Patriot, Green shall pay to each former shareholder of Patriot who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Green Common Stock on the NASDAQ as reported in The Wall Street Journal for the ten (10) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Green Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)                         Any portion of the Exchange Fund that remains unclaimed by the shareholders of Patriot for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former shareholders of Patriot who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Green Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Green Common Stock deliverable in respect of each former share of Patriot Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Green, Patriot, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Patriot Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                        Each of Green and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Green Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement (including Patriot Equity Awards) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld (which may be withheld through withholding of shares of Green Common Stock) by Green, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which the deduction and withholding was made by Green, Merger Sub or the Exchange Agent, as the case may be.

(h)                       In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Green, the posting by such person of a bond in such amount as Green may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Green Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PATRIOT

Except as disclosed in the disclosure schedule delivered by Patriot to Green concurrently herewith (the “Patriot Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Patriot Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Patriot that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Patriot hereby represents and warrants to Green as follows:

3.1                               Corporate Organization.

(a)                       Patriot is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”).  Patriot has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Patriot is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Patriot.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Green, Patriot or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) the expenses incurred by Patriot or Green in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or (F) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Green or Patriot, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally; except, with respect to subclauses (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

True and complete copies of the Articles of Incorporation (as amended) of Patriot (the “Patriot Certificate”) and the Amended and Fifth Restated Bylaws (the “Patriot Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Patriot to Green.

(b)                       Except as set forth in Section 3.1 (b) of the Patriot Disclosure Schedule, each Subsidiary of Patriot (a “Patriot Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Patriot and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Patriot to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Patriot that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1 (b) of the Patriot Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Patriot as of the date hereof.

3.2                               Capitalization.

(a)                       The authorized capital stock of Patriot consists of 500,000,000 shares of Patriot Common Stock, par value $0.50 per share, and 40,000,000 shares of preferred stock, par value $0.50 per share (collectively, “Patriot Capital Stock”).  As of the date of this

Agreement, there are (i) 120,465,459 shares of Patriot Common Stock issued and outstanding, which number includes 892,500 shares of Patriot Common Stock granted in respect of outstanding Patriot Restricted Stock Awards, (ii) zero shares of Patriot Common Stock held in treasury, (iii) 6,686,165 shares of Patriot Common Stock reserved for issuance upon the exercise of outstanding Patriot Stock Options, (iv) 26,038 shares of Series B Preferred Stock, 1,302 shares of Series C Preferred Stock,  1,200,001 shares of Series D Preferred Stock and 10,687,500 shares of Series F Preferred Stock issued and outstanding, and (v) no other shares of capital stock or other voting securities of Patriot issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Patriot Common Stock and Patriot preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Patriot may vote.  As of the date hereof, Patriot has guaranteed and there are $5,000,000 of Patriot Bancshares Capital Trust I trust preferred securities and $16,500,000 Patriot Bancshares Capital Trust II trust preferred securities issued and outstanding (the “Patriot TRUPS”).  Other than Patriot Stock Options issued prior to the date of this Agreement, except as disclosed in Section 3.2(a) of the Patriot Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Patriot to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Patriot Common Stock or other equity interests of Patriot, other than the Support Agreements.  Section 3.2(a) of the Patriot Disclosure Schedule sets forth a true, correct and complete list of all (i) issued and outstanding Patriot Capital Stock (and the holders thereof) and (ii) Patriot Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Patriot Equity Award, (C) the grant date of each such Patriot Equity Award, (D) the Patriot Stock Plan under which such Patriot Equity Award was granted, (E) the exercise price for each such Patriot Equity Award that is a Patriot Stock Option, and (F) the expiration date for each such Patriot Equity Award that is a Patriot Stock Option.  Other than the Patriot Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Patriot or any of its Subsidiaries) are outstanding.

(b)                       Patriot owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Patriot Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Patriot Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.

(a)                       Patriot has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Patriot.  The Board of Directors of Patriot has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Patriot and its shareholders, approves the plan of merger, recommends that the plan of merger be approved by Patriot’s shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Patriot’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Patriot Common Stock (the “Requisite Patriot Vote”), no other corporate proceedings on the part of Patriot are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Patriot and (assuming due authorization, execution and delivery by Green) constitutes a valid and binding obligation of Patriot, enforceable against Patriot in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)                       Neither the execution and delivery of this Agreement by Patriot nor the consummation by Patriot of the transactions contemplated hereby, nor compliance by Patriot with any of the terms or provisions hereof, will (i) violate any provision of the Patriot Certificate or the Patriot Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Patriot or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Patriot or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Patriot or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot.

(c)                        Patriot Bank has adopted the Bank Merger Agreement, Patriot Intermediate HoldCo, as the sole shareholder of Patriot Bank, shall, promptly hereafter, approve, ratify and confirm the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Patriot Bank.

3.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking under the Texas Finance Code, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Patriot’s and Green’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Green in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (v) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Green Common Stock pursuant to this Agreement and the approval of the listing of such Green Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined below) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Patriot of this Agreement or (B) the consummation by Patriot of the Merger and the other transactions contemplated hereby (including the Bank Merger).

3.5                               Reports.  Patriot and each of its Subsidiaries have timely filed all materials, reports, registrations, documents, filings, statements, and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) any state regulatory authority including the Texas Department of Banking, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Patriot Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Patriot Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot.  As of their respective filing dates, the Patriot Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  The Patriot Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Patriot Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading.  Except as set forth on Section 3.5 of the Patriot Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Patriot and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Patriot, investigation into the business or operations of Patriot or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Patriot and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Patriot or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Patriot or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Patriot.  Patriot and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity.

3.6                               Financial Statements.

(a)                       A true and complete copy of the audited consolidated balance sheet of Patriot and its Subsidiaries as at December 31, 2012, December 31, 2013 and December 31, 2014, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows of Patriot and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Patriot’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of Patriot and its Subsidiaries as at March 31, 2015 (the “Balance Sheet”), and the related consolidated statements of operations, shareholders’ equity and cash flows of Patriot and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as 3.6(a) of the Patriot Disclosure Schedule.  Each of the Financial Statements, the Interim Financial Statements and the financial statements to be prepared by Patriot after the date of this Agreement (i) has been, or will be, prepared based on the books and records of Patriot and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholder’s equity of Patriot and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.  The books and records of Patriot and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Patriot’s independent auditor has not resigned or been dismissed as independent public accountants of Patriot as a result of or in connection with any disagreements with Patriot on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                       The records, systems, controls, data and information of Patriot and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Patriot or its Subsidiaries or their accountants (including all means of access thereto and therefrom).  Patriot (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Patriot and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                        Since January 1, 2013, (i) neither Patriot nor any of its Subsidiaries, nor, to the knowledge of Patriot, any director, officer, auditor, accountant or representative of Patriot or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Patriot or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patriot or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Patriot or any of its Subsidiaries, whether or not employed by Patriot or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Patriot or any of its officers, directors, employees or agents to the Board of Directors of Patriot or any committee thereof or to the knowledge of Patriot, to any director or officer of Patriot.

3.7                               No Undisclosed Liabilities.  Neither Patriot nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (c) that are not, individually or in the aggregate, material to Patriot and its Subsidiaries, taken as a whole.

3.8                               Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. listed in Section 3.8 of the Patriot Disclosure Schedule, neither Patriot nor any Patriot Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Patriot has disclosed to Green as of the date hereof the aggregate fees provided for in connection with the engagement by Patriot of Keefe, Bruyette & Woods, Inc., related to the Merger and the other transactions contemplated hereunder.

3.9                               Absence of Certain Changes or Events.  Since January 1, 2015:  (a) Patriot and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Patriot; and (c) except as set forth in Section 3.9(c) of the Patriot Disclosure Schedule, none of Patriot or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2(a)-5.2(s).

3.10                        Legal Proceedings.

(a)                       Except as would not reasonably be expected to result in a Material Adverse Effect on Patriot, neither Patriot nor any of its Subsidiaries is a party to any, and there are no pending or, to Patriot’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Patriot or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Patriot, any of its Subsidiaries or the assets of Patriot or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Patriot and its Subsidiaries, taken as a whole.

3.11                        Taxes and Tax Returns.

(a)                       Each of Patriot and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)                       All material Taxes of Patriot and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the Financial Statements and on the Interim Financial Statements.  Each of Patriot and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)                        Neither Patriot nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect.  The U.S. federal income Tax Returns of Patriot and its Subsidiaries for all years to and including 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d)                       No claim has been made in writing by any Governmental Entity in a jurisdiction where Patriot or any of its Subsidiaries does not file Tax Returns that Patriot or such subsidiary is or may be subject to taxation by that jurisdiction.

(e)                        There are no Liens for Taxes on any of the assets of Patriot or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(f)                         Neither Patriot nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Patriot and its Subsidiaries or the assets of Patriot and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserve have not been established.

(g)                        With respect to any taxable year (or portion thereof) beginning on or after January 1, 2010 and ending on the Closing Date, neither Patriot nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.

(h)                       Neither Patriot nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(i)                           Neither Patriot nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Patriot and its Subsidiaries).  Neither Patriot nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Patriot was the common parent) or (B) has any liability for the Taxes of any person (other than Patriot or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(j)                          Neither Patriot nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Sections 355 of the Code.

(k)                       Neither Patriot nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(l)                           Neither Patriot nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)                   As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(n)                       As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.12                        Employees.

(a)                       Section 3.12(a) of the Patriot Disclosure Schedule lists all Patriot Benefit Plans.  For purposes of this Agreement, “Patriot Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Patriot or any Subsidiary or any trade or business of Patriot or any of its Subsidiaries, whether or not incorporated, all of which together with Patriot would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Patriot ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Patriot or any of its Subsidiaries or any Patriot ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Patriot or any of its Subsidiaries or any Patriot ERISA Affiliate.

(b)                       Patriot has heretofore made available to Green true and complete copies of each of the Patriot Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Patriot Benefit Plan, (ii) where any Patriot Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to a Patriot Benefit Plan, (v) the most recently prepared actuarial report for each Patriot Benefit Plan (if applicable) for each of the last two years and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)                        Each Patriot Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Within the past three (3) years, neither Patriot nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Patriot Benefit Plan, and neither Patriot nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                       Section 3.12(d) of the Patriot Disclosure Schedule identifies each Patriot Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Patriot Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Patriot Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Patriot, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Patriot Qualified Plan or the exempt status of the related trust or increase the costs relating thereto.  No trust funding any Patriot Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                        Each Patriot Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(f)                         None of Patriot nor any of its Subsidiaries nor any Patriot ERISA Affiliate has in the last six years contributed or has been obligated to contribute to any “employee pension plans” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code.

(g)                        None of Patriot nor its Subsidiaries nor any Patriot ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Patriot and its Subsidiaries nor any Patriot ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                       Except as set forth in Section 3.12(h) of the Patriot Disclosure Schedule, neither Patriot nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)                           All contributions required to be made to any Patriot Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Patriot Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Patriot.

(j)                          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Patriot’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Patriot Benefit Plans, any fiduciaries thereof with respect to their duties to the Patriot Benefit Plans or the assets of any of the trusts under any of the Patriot Benefit Plans that could reasonably be expected to result in any material liability of Patriot or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Patriot Benefit Plan or any other party.

(k)                       None of Patriot and its Subsidiaries nor any Patriot ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the

Patriot Benefit Plans or their related trusts, Patriot, any of its Subsidiaries, any Patriot ERISA Affiliate or any person that Patriot or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                           Except as set forth in Section 3.12(l) of the Patriot Disclosure Schedule, neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Patriot or any of its Subsidiaries, or result in any limitation on the right of Patriot or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Patriot Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Patriot or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Patriot nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Patriot or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)                   No Patriot Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.  Patriot has made available to Green true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)                       There are no pending or, to Patriot’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Patriot or any of its Subsidiaries, or any strikes or other material labor disputes against Patriot or any of its Subsidiaries.  Neither Patriot nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Patriot or any of its Subsidiaries and, to the knowledge of Patriot, there are no organizing efforts by any union or other group seeking to represent any employees of Patriot or any of its Subsidiaries and no employees of Patriot or any of its Subsidiaries are represented by any labor organization.

(o)                       To the knowledge of Patriot, no current or former employee or independent contractor of Patriot or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Patriot or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Patriot or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p)                       Patriot is in compliance with all restrictions imposed under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended and the Interim Final Rule promulgated pursuant thereto.

3.13                        Compliance with Applicable Law.  Patriot and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Patriot, and to the knowledge of Patriot no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Patriot and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Patriot or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Patriot Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Patriot, or its Subsidiaries, or to the knowledge of Patriot, any director, officer, employee, agent or other person acting on behalf of Patriot or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Patriot or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Patriot or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Patriot or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Patriot or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Patriot or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Patriot or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14                        Certain Contracts.

(a)                       Section 3.14 of the Patriot Disclosure Schedule lists each of the following types of contracts to which Patriot or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(1)                                 any contract that would be required to be filed by Patriot as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”),  or disclosed by Patriot on a Current Report on Form 8-K if Patriot was required to file such reports under applicable Law;

(2)                                 any contract that limits the ability of Patriot or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to Patriot’s knowledge, upon consummation of the Merger will materially restrict the ability of Green or any of its Affiliates to engage in any line of business in which a financial holding company may lawfully engage;

(3)                                 any contract that obligates Patriot or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Green and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Patriot or any of its Subsidiaries “most favored nation” status or similar rights;

(4)                                 any contract to which any Affiliate, officer, director, employee, independent contractor or consultant of Patriot is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(5)                                 any contract that limits the payment of dividends by Patriot or any of its Subsidiaries;

(6)                                 any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(7)                                 any contract relating to material indebtedness of Patriot;

(8)                                 any contract that by its terms calls for annual payments or receipt by Patriot and its Subsidiaries under such contract of more than $100,000;

(9)                                 any contract that provides for potential indemnification payments by Patriot or any of its Subsidiaries or the potential obligation of Patriot or any of its Subsidiaries to repurchase Loans;

(10)                          any contract that is material to Patriot’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(11)                          any contract that provides any rights to investors in Patriot, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Patriot’s or any of its Subsidiaries’ Board of Directors;

(12)                          any contract that is a data processing, software programming or licensing contract involving the payment of more than $100,000 per annum;

(13)                          any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

(14)                          any Patriot Benefit Plan, including any contract with any professional employer organization providing employees and services to Patriot or any of its Subsidiaries;

(15)                          any contract in respect of any (i) owned real property or (ii) leased premises with respect to which Patriot or any of its Subsidiaries is either a landlord or tenant (or subtenant); or

(16)                          any contract not of the type described in clauses (1) through (15) above and which involved the payments by, or to, Patriot or any of its Subsidiaries in the fiscal year ended December 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2015, of more than $100,000 (other than pursuant to Loans originated or purchased by Patriot or any of its Subsidiaries in the ordinary course of business consistent with past practice).

Each Contract of the type described in clauses (1) through (16) is referred to herein as a “Patriot Contract.”  A true and complete copy of each Patriot Contract has been made available to Green prior to the date hereof.

(b)                       Each Patriot Contract is valid and binding on Patriot or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot. Patriot and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Patriot Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot.  To Patriot’s knowledge each third-party counterparty to each Patriot Contract has in all material respects performed all obligations required to be performed by it to date under such Patriot Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Patriot or any of its Subsidiaries under any such Patriot Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Patriot.

3.15                        Agreements with Regulatory Agencies.  Except as set forth on Section 3.15 of the Patriot Disclosure Schedule, neither Patriot nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Patriot Disclosure Schedule, a “Patriot Regulatory Agreement”), nor has Patriot or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Patriot Regulatory Agreement.  Patriot and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject.  Patriot and its Subsidiaries have not received any notice from any Governmental Entity indicating that Patriot or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

3.16                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Patriot, any of its Subsidiaries or for the account of a customer of Patriot or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Patriot or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)), and are in full force and effect. Patriot and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Patriot’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.  Each such Derivative Contract has been reflected in the books and records of Patriot and such Subsidiaries in accordance with GAAP consistently applied.  Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Patriot, Patriot and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Patriot any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Patriot or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Patriot, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Patriot.  To the knowledge of Patriot, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Patriot.  Patriot is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Patriot.

3.18                        Investment Securities and Commodities.

(a)                       Each of Patriot and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Patriot or its Subsidiaries.  Such securities and commodities are valued on the books of Patriot in accordance with GAAP in all material respects.

(b)                       Patriot and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Patriot believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Patriot has made available to Green the material terms of such policies, practices and procedures.

3.19                        Real Property.  Patriot or a Patriot Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Patriot Reports as being owned by Patriot or a Patriot Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Patriot Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Patriot Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Patriot Leased Properties” and, collectively with the Patriot Owned Properties, the “Patriot Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Patriot’s knowledge, the lessor.  There are no pending or, to the knowledge of Patriot, threatened condemnation proceedings against the Patriot Real Property.

3.20                        Intellectual Property.  Patriot and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Patriot:  (i) (A) the use of any Intellectual Property by Patriot and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Patriot or any Patriot Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Patriot that Patriot or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Patriot or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Patriot or its Subsidiaries, and (iii) neither Patriot nor any Patriot Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Patriot or any Patriot Subsidiary, and Patriot and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Patriot and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21                        Related Party Transactions.  Except as set forth in Section 3.21 of the Patriot Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Patriot or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Patriot or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Patriot Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Patriot) on the other hand, except those of a type available to employees of Patriot or its Subsidiaries generally.

3.22                        State Takeover Laws.  The Board of Directors of Patriot has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter M of Chapter 21 of the TBOC and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.23                        Reorganization.  Patriot has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24                        Opinion.  Prior to the execution of this Agreement, the board of directors of Patriot has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Patriot Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25                        Patriot Information.  The information relating to Patriot and its Subsidiaries which is provided by Patriot or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Green or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26                        Loan Portfolio.

(a)                       As of the date hereof, except as set forth in Section 3.26(a) of the Patriot Disclosure Schedule, neither Patriot nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Patriot or any Subsidiary of Patriot is a creditor which as of March 31, 2015, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of March 31, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Patriot or any of its Subsidiaries, or to the knowledge of Patriot, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Patriot Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Patriot and its Subsidiaries that, as of March 31, 2015, were classified by Patriot as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Patriot or any of its Subsidiaries that, as of March 31, 2015, is classified as “Other Real Estate Owned” and the book value thereof.

(b)                       Except as would not reasonably be expected to have a Material Adverse Effect on Patriot, each Loan of Patriot and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Patriot and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.

(c)                        Except as would not reasonably be expected to have a Material Adverse Effect on Patriot, each outstanding Loan of Patriot and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Patriot and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                       Except as set forth in Section 3.26(d) of the Patriot Disclosure Schedule, none of the agreements pursuant to which Patriot or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                        There are no outstanding Loans made by Patriot or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Patriot or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                         Neither Patriot nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27                        Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Patriot, Patriot and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Patriot reasonably has determined to be prudent and consistent with industry practice, and Patriot and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the Patriot Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Patriot and its Subsidiaries, Patriot or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28                        Mortgage Business.  Patriot and its Subsidiaries have taken all action necessary to exit and discontinue their retail mortgage business (including the retail business conducted by Patriot Bank Mortgage Inc.) prior to the date of this Agreement.  Any such activities have been conducted in compliance with applicable law and contracts, and Patriot has paid and/or accrued on its financial statements (and in any event in the Adjusted TBV) all liabilities incurred or expected to be incurred in connection with such exit and discontinuation in accordance with GAAP.

3.29                        Regulatory Approvals.  As of the date hereof, other than as set forth in Section 3.29 of the Patriot Disclosure Schedule, Patriot is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.30                        No Other Representations or Warranties.

(a)                       Except for the representations and warranties made by Patriot in this Article III, neither Patriot nor any other person makes any express or implied representation or warranty with respect to Patriot, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Patriot hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Patriot nor any other person makes or has made any representation or warranty to Green or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Patriot, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Patriot in this Article III, any oral or written information presented to Green or any of its affiliates or representatives in the course of their due diligence investigation of Patriot, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                       Patriot acknowledges and agrees that neither Green nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GREEN

Except (i) as disclosed in the disclosure schedule delivered by Green to Patriot concurrently herewith (the “Green Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Green Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Patriot that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Green Reports filed by Green since August 7, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Green hereby represents and warrants to Patriot as follows:

4.1                               Corporate Organization.

(a)                       Green is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the BHC Act.  Green has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green.  True and complete copies of (i) the Merger Sub Certificate and Merger Sub Bylaws and (ii) the Restated Certificate of Formation (with Amendments) of Green (the “Green Certificate”) and the bylaws of Green as in effect as of the date of this Agreement, have previously been made available by Green to Patriot.

(b)                       Each Subsidiary of Green (a “Green Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Green, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Green to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Green that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Green Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Green as of the date hereof.

4.2                               Capitalization.

(a)                       The authorized capital stock of Green consists of 90,000,000 shares of Green Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 26,181,118 shares of Green Common Stock issued and outstanding, excluding 275,000 shares of Green Common Stock granted in respect of outstanding awards of restricted Green Common Stock under a Green Stock Plan (as defined below) (a “Green Restricted Stock Award”) that may become outstanding if the time-based vesting conditions under which such shares were granted are subsequently achieved, (ii) no shares of Green Common Stock held in treasury, (iii) 2,760,813 shares of Green Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Green Common Stock granted under a Green Stock Plan (“Green Stock Options” and, together with the Green Restricted Stock Awards, the “Green Equity Awards”), (iv) 967,838 shares of Green Common Stock reserved for issuance pursuant to future grants under the Green Stock Plans, and (v) no other shares of capital stock or other voting securities of Green issued, reserved for issuance or outstanding.  As used herein, the “Green Stock Plans” shall mean all employee and director equity incentive plans of Green in effect as of the date of this Agreement and agreements for equity awards in respect of Green Common Stock granted by Green under the inducement grant exception.  All of the issued and outstanding shares of Green Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Green may vote.  Except as set forth in Section 4.2(a) of the Green Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Green are issued or outstanding.  Other than Green Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Green to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Green Common Stock or other equity interests of Green.

(b)                       Green owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Green Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Green Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                               Authority; No Violation.

(a)                       Green has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Green.  Except for the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Green Common Stock at the Green Meeting to approve the issuance of the shares of Green Common Stock in connection with the Merger (the “Requisite Green Vote”), no other corporate proceedings on the part of Green are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Green and (assuming due authorization, execution and delivery by Patriot) constitutes a valid and binding obligation of Green, enforceable against Green in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Green Common Stock to be issued in the Merger have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Green Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Green will have any preemptive right or similar rights in respect thereof.

(b)                       Neither the execution and delivery of this Agreement by Green, nor the consummation by Green of the transactions contemplated hereby, nor compliance by Green with any of the terms or provisions hereof, will (i) violate any provision of the Green Certificate or the Green Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Green, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Green or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Green or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Green.

(c)                        Green Bank has adopted the Bank Merger Agreement, Green, as the sole shareholder of Green Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Green Bank.

4.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of applications, filings and notices, as applicable, with the Texas Department of Banking under the Texas Finance Code, and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Green Common Stock pursuant to this Agreement and the approval of the listing of such Green Common Stock on the NASDAQ,  no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Green of this Agreement or (B) the consummation by Green of the Merger and the other transactions contemplated hereby (including the Bank Merger).

4.5                               Reports.  Green and each of its Subsidiaries have timely filed all materials, reports, registrations, documents, filings, statements, and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Green Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Green Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green.  As of their respective filing dates, the Green Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  The Green Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Green Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading.  As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Green Report.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Green and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Green, investigation into the business or operations of Green or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Green and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Green or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Green or any of its Subsidiaries since January 1, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green.

4.6                               Financial Statements.

(a)                       The financial statements of Green and its Subsidiaries included (or incorporated by reference) in the Green Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Green and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Green and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Green and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Deloitte & Touche LLP has not resigned (or informed Green that it intends to resign) or been dismissed as independent public accountants of Green as a result of or in connection with any disagreements with Green on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                       Since January 1, 2013, (i) neither Green nor any of its Subsidiaries, nor, to the knowledge of Green, any director, officer, auditor, accountant or representative of Green or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Green or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Green or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Green or any of its Subsidiaries, whether or not employed by Green or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Green or any of its officers, directors, employees or agents to the Board of Directors of Green or any committee thereof or to the knowledge of Green, to any director or officer of Green.

(c)                        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Green, neither Green nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Green included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015, or in connection with this Agreement and the transactions contemplated hereby.

4.7                               Broker’s Fees.  With the exception of Jefferies LLC, neither Green nor any Green Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8                               Absence of Certain Changes or Events.  Since January 1, 2015:  (a) Green and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Green; and (c) none of Green or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.3(a)-5.3(f).

4.9                               Legal Proceedings.

(a)                       Except as would not reasonably be expected to result in a Material Adverse Effect on Green, neither Green nor any of its Subsidiaries is a party to any, and there are no pending or, to Green’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Green or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Green, any of its Subsidiaries or the assets of Green or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Green or any of its affiliates) that would reasonably be expected to be material to Green and its Subsidiaries, taken as a whole.

4.10                        Taxes and Tax Returns.

(a)                       Each of Green and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)                       All material Taxes of Green and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Green and its Subsidiaries has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(c)                        Neither Green nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Green and its Subsidiaries or the assets of Green and its Subsidiaries which have not been paid or settled.

(d)                       Neither Green nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11                        Compliance with Applicable Law.  Green and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Green, and to the knowledge of Green no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Green and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Green or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Green, or its Subsidiaries, or to the knowledge of Green, any director, officer, employee, agent or other person acting on behalf of Green or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Green or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Green or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Green or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Green or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Green or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Green or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.12                        Certain Contracts.

(a)                       Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Green nor any of its Subsidiaries is a party or by which Green or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Green, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Green Contract”), and neither Green nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Green.

(b)                       Each Green Contract is valid and binding on Green or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green. Green and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Green Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green.  To Green’s knowledge each third-party counterparty to each Green Contract has in all material respects performed all obligations required to be performed by it to date under such Green Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Green or any of its Subsidiaries under any such Green Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Green.

4.13                        Agreements with Regulatory Agencies.  Except as set forth on Section 4.13 of the Green Disclosure Schedule, neither Green nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Green Disclosure Schedule, a “Green Regulatory Agreement”), nor has Green or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Green Regulatory Agreement.

4.14                        Related Party Transactions.  Except as set forth in Section 4.14 of the Green Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Green or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange

Act) of Green or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Green Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Green) on the other hand, except those of a type available to employees of Green or its Subsidiaries generally.

4.15                        State Takeover Laws.  The Board of Directors of Green has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter M of Chapter 21 of the TBOC and any other Takeover Statutes.

4.16                        Reorganization.  Green has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17                        Opinion of Green’s Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Green has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) of Jefferies LLC to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Aggregate Merger Consideration to be paid by Green pursuant to this Agreement is fair, from a financial point of view, to Green.

4.18                        Internal Accounting Controls.  The records, systems, controls, data and information of Green and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Green or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Green. To the extent required by applicable law, Green (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Green, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Green by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Green’s outside auditors and the audit committee of Green’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Green’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Green’s internal controls over financial reporting.

4.19                        Regulatory Approvals.   As of the date hereof, Green is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.20                        SEC Reports.  Green has previously made available to Patriot an accurate and complete copy of each communication mailed by Green to its stockholders since August 7, 2014 and prior to the date hereof.  No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since August 7, 2014 by Green pursuant to the Securities Act or the Exchange Act as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since August 7, 2014, as of their respective dates, all Green Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Green has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comment from or unresolved issued raised by the SEC with respect to any of the Green Reports.

4.21                        Employees.

(a)                       Section 4.21(a) of the Green Disclosure Schedule lists all Green Benefit Plans.  For purposes of this Agreement, “Green Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Green or any Subsidiary or any trade or business of Green or any of its Subsidiaries, whether or not incorporated, all of which together with Green would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Green ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Green or any of its Subsidiaries or any Green ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Green or any of its Subsidiaries or any Green ERISA Affiliate.

(b)                       Green has heretofore made available to Patriot true and complete copies of each of the Green Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Green Benefit Plan, (ii) where any Green Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to a Green Benefit Plan, (v) the most recently prepared actuarial report for each Green Benefit Plan (if applicable) for each of the last two years and (vi) copies of material notices, letters or other correspondence with the IRS, DOL or PBGC.

(c)                        Each Green Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Within the past three (3) years, neither Green nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Green Benefit Plan, and neither Green nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                       Section 4.21(d) of the Green Disclosure Schedule identifies each Green Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Green Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Green Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Green, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Green Qualified Plan or the exempt status of the related trust or increase the costs relating thereto.  No trust funding any Green Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                        Each Green Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(f)                         None of Green nor any of its Subsidiaries nor any Green ERISA Affiliate has in the last six years contributed or has been obligated to contribute to any “employee pension plans” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code.

(g)                        None of Green nor its Subsidiaries nor any Green ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a plan that is a Multiple Employer Plan, and none of Green and its Subsidiaries nor any Green ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                       Neither Green nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)                           All contributions required to be made to any Green Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Green Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Green.

(j)                          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Green’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Green Benefit Plans, any fiduciaries thereof with respect to their duties to the Green Benefit Plans or the assets of any of the trusts under any of the Green Benefit Plans that could reasonably be expected to result in any material liability of Green or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Green Benefit Plan or any other party.

(k)                       None of Green and its Subsidiaries nor any Green ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Green Benefit Plans or their related trusts, Green, any of its Subsidiaries, any Green ERISA Affiliate or any person that Green or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                           Neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Green or any of its Subsidiaries, or result in any limitation on the right of Green or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Green Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Green or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Green nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Green or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)                   No Green Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.  Green has made available to Patriot true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)                       There are no pending or, to Green’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Green or any of its Subsidiaries, or any strikes or other material labor disputes against Green or any of its Subsidiaries.  Neither Green nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Green or any of its Subsidiaries and, to the knowledge of Green, there are no organizing efforts by any union or other group seeking to represent any employees of Green or any of its Subsidiaries and no employees of Green or any of its Subsidiaries are represented by any labor organization.

(o)                       To the knowledge of Green, no current or former employee or independent contractor of Green or any of its Subsidiaries is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Green or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Green or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

4.22                        Loan Portfolio.

(a)                       As of the date hereof, except as set forth in Section 4.22(a) of the Green Disclosure Schedule, neither Green nor any of its Subsidiaries is a party to any written or oral (i) Loans in which Green or any Subsidiary of Green is a creditor which as of March 31, 2015, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of March 31, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Green or any of its Subsidiaries, or to the knowledge of Green, any affiliate of any of the foregoing.  Set forth in Section 4.22(a) of the Green Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Green and its Subsidiaries that, as of March 31, 2015, were classified by Green as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Green or any of its Subsidiaries that, as of March 31, 2015, is classified as “Other Real Estate Owned” and the book value thereof.

(b)                       Except as would not reasonably be expected to have a Material Adverse Effect on Green, each Loan of Green and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Green and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.

(c)                        Except as would not reasonably be expected to have a Material Adverse Effect on Green, each outstanding Loan of Green and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Green and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                       Except as set forth in Section 4.22(d) of the Green Disclosure Schedule, none of the agreements pursuant to which Green or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                        There are no outstanding Loans made by Green or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Green or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                         Neither Green nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23                        Green Information.  The information relating to Green and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Green and its Subsidiaries that is provided by Green or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Patriot or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to Patriot or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24                        No Other Representations or Warranties.

(a)                       Except for the representations and warranties made by Green in this Article IV, neither Green nor any other person makes any express or implied representation or warranty with respect to Green, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Green hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Green nor any other person makes or has made any representation or warranty to Patriot or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Green, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Green in this

Article IV, any oral or written information presented to Patriot or any of its affiliates or representatives in the course of their due diligence investigation of Green, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                       Green acknowledges and agrees that neither Patriot nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business of Patriot Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Patriot Disclosure Schedule), required by law or as consented to in writing by Green, Patriot shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Patriot’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Patriot Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Patriot Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or a Governmental Entity, Patriot shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Green (which consent shall not to be unreasonably withheld):

(a)                       incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than as permitted in accordance with Section 6.16;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) dividends paid by any of the Subsidiaries of Patriot to Patriot or any of its wholly-owned Subsidiaries, (2) distributions with respect to the Patriot TRUPS or (3) dividends in the form of shares of Patriot Common Stock in accordance with the terms of any series of preferred stock of Patriot issued prior to the date of this Agreement;

(iii)       grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)      issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Patriot Disclosure Schedule;

(d)                                 except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Patriot;

(e)                                  terminate, materially amend, or waive any material provision of, any Patriot Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Patriot, or enter into any contract that would constitute a Patriot Contract if it were in effect on the date of this Agreement;

(f)                                   except as required under applicable law or the terms of any Patriot Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Patriot Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $75,000, other than for cause, or (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $75,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Patriot or any of its Subsidiaries;

(g)                                  settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)                                 take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend its certificate of formation, its bylaws or comparable governing documents of its Subsidiaries;

(j)                                    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP; provided that Patriot will manage its investment securities and derivatives portfolio in the ordinary course of business consistent with past practice and in no event shall it take any action that would materially increase the effective duration of the portfolio beyond its effective duration as of the date hereof;

(l)                                     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)                             implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, or revalue any of its material assets;

(n)                                 (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make or renew any loans or extensions of credit (including entering into any Derivative Contract in respect of such extension of credit) except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Green) in excess of $250,000 or any individual secured loan or extension of credit in excess of $2,000,000 in a single commercial real estate transaction or in any other type of transaction (including asset based loans, commercial and industrial loans, and multifamily and owner occupied loans) shall require the prior written approval of the Chief Credit Officer of Green or another officer designated by Green, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual; provided, further,  that reports and other documentation concerning any loan or extension of credit over $1,000,000 shall be provided to the Chief Credit Officer of Green promptly after approval of any such loan or any extension of credit;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)                                 make, or commit to make, any capital expenditures in excess of $50,000 in the aggregate;

(q)                                 make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r)                                    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(s)                                   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Green Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Green Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Green shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Patriot (such consent not to be unreasonably withheld):

(a)                                 amend the Green Certificate or Green Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Patriot Common Stock;

(b)                                 adjust, split, combine or reclassify any capital stock of Green;

(c)                                  take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d)                                 make, declare or pay any dividend, or make any other distribution on any shares of its capital stock (except dividends paid by any of the Subsidiaries of Green to Green or any of its wholly-owned Subsidiaries)

(e)                                  take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f)                                   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4                               Tax-free Reorganization.  Officers of Patriot, Green and of Merger Sub shall execute and deliver to Harris Law Firm PC and to Skadden, Arps, Slate, Meagher & Flom LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 Green and Patriot shall promptly prepare and file with the SEC, no later than 45 business days after of the date of this Agreement, the Joint Proxy Statement and Green shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and any amendment thereto, if any.  Each of Green and Patriot shall cooperate in respect of the form and content of any other communication with the shareholders of Patriot.  Each of Green and Patriot shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Green and Patriot shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Green shall also use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Patriot shall furnish all information concerning Patriot and the holders of Patriot Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within 30 business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Green and Patriot shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Patriot or Green, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any formal meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Green or Patriot to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to restrict or burden Green, the Surviving Corporation or any of their respective Affiliates and which would, individually or in the aggregate, have a Material Adverse Effect on Green, the Surviving Corporation or any of their respective Affiliates, in each case measured on a scale relative to Patriot (including, without limitation, any requirement to raise or obtain capital in excess of the amount necessary to remain well capitalized under generally applicable regulatory capital guidelines) (a “Materially Burdensome Regulatory Condition”).

(c)                                  Green and Patriot shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Green, Patriot or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)                                 Green and Patriot shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the OCC and the Texas Department of Banking and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, for the purposes of verifying the representations and warranties of Patriot and Green and preparing for the Merger and the other matters contemplated by this Agreement, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (excluding Green’s tax returns and related workpapers), and shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each party shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.  Neither party nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of Green and Patriot shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated April 8, 2015, between Green and Patriot (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Shareholders’ Approvals.  Each of Green and Patriot shall call a meeting of its shareholders (the “Green Meeting” and the “Patriot Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Patriot Vote and the Requisite Green Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  The Board of Directors of each of Green and Patriot shall use its reasonable best efforts to obtain from the shareholders of Green and Patriot, as the case may be, the Requisite Green Vote, in the case of Green, and the Requisite Patriot Vote, in the case of Patriot, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve (i) this Agreement and the transactions contemplated hereby, in the case of Patriot, and (ii) the issuance of the shares of Green Common Stock in connection with the Merger, in the case of Green.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Patriot or Green, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Patriot in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Green or Patriot shall adjourn or postpone the Green Meeting or the Patriot Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Green Common Stock or Patriot Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Patriot or Green, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Patriot Vote or the Requisite Green Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Green Meeting and Patriot Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Green and Patriot at the Green Meeting and the Patriot Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the issuance of the shares of Green Common Stock in connection with the Merger, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Green or Patriot of such obligation.

6.4                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Green and Patriot shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Patriot or Green or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5                               Stock Exchange Listing.  Green shall cause the shares of Green Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6                               Employee Matters.

(a)                                 During the period commencing at the Effective Time and ending on the twenty four (24) month anniversary thereof, Green shall cause the Surviving Corporation to provide the employees of Patriot and its Subsidiaries who continue to be employed by Green or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Green and its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based-compensation) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Green and its Subsidiaries; provided that Green may satisfy its obligation under Section 6.6(a) by providing such Continuing Employees with employee benefits that are substantially similar in the aggregate to the employee benefits provided by Patriot or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)                                 Green shall keep Patriot’s Chairman and CEO reasonably informed regarding its personnel plans and decisions concerning Patriot employees developed prior to the Effective Time, including which employees are or are not anticipated to be Continuing Employees, and the identification of employees for eligibility for Green Stock Options pursuant to Section 6(f).  Green’s CEO and Patriot’s Chairman and CEO shall mutually agree upon the manner and form of any communications regarding such matters to the affected Patriot employees, but for purposes of clarity, mutual agreement shall not be required for Green’s personnel plans and decisions concerning Patriot employees.  Other than to the affected Patriot employees and Patriot’s Chairman and CEO, Green shall not disclose its personnel plans or decisions concerning Patriot employees to any other Patriot employee without the prior consent of Patriot’s Chairman and CEO, which consent shall not be unreasonably withheld.

(c)                                  With respect to any employee benefit plans of Green or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Green shall or shall cause the Surviving Corporation to use commercially reasonable efforts to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Patriot Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Patriot Benefit Plan (to the same extent that such credit was given under the analogous Patriot Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Patriot and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Patriot Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d)                                 The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Closing Date under the Patriot Benefit Plans.

(e)                                  Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Patriot or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Patriot, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Patriot, Green or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Patriot or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Patriot Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Patriot Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Patriot or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)                                   Prior to the Closing Date, it is anticipated that Green will identify certain Patriot employees that will be eligible for an award of Green Stock Options, such award to be conditioned upon the execution and delivery of customary and appropriate documentation including a non-competition, non-disclosure, non-solicitation and non-interference agreement.

(g)                                  Patriot shall take all actions necessary to ensure that the Restated Employment Agreement, dated December 4, 2014, entered into among Patriot Bank, Patriot, and W. Don Ellis (the “Patriot Employment Agreement”) shall be terminated contingent upon and effective as of the Closing and all amounts owed in connection therewith shall be paid on the Closing Date and properly reflected on the books and records of Patriot and fully reflected in the Final Adjusted TBV.

(h)                                 Patriot shall take all actions necessary to ensure that the Patriot Bank Supplemental Executive Retirement Plan adopted by Patriot Bank effective November 1, 2014 (the “SERP Plan”) shall be terminated contingent upon and effective as of the Closing and all amounts owed to participants in connection therewith shall be paid on the Closing Date and properly reflected on the books and records of Patriot and fully reflected in the Final Adjusted TBV and customary release agreements shall be obtained in connection therewith from each such participant.

6.7                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of Green and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Patriot and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Patriot Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Patriot or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Patriot pursuant to the Patriot Certificate, Patriot Bylaws, the governing or organizational documents of any Subsidiary of Patriot; and Green and the Surviving Corporation shall also advance expenses as incurred by such Patriot Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Patriot pursuant to the Patriot Certificate, Patriot’s Bylaws, the governing or organizational documents of any Subsidiary of Patriot and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Patriot Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Patriot Indemnified Party is not entitled to indemnification.

(b)                       Prior to the Effective Time, in close consultation with Green, Patriot shall purchase a directors’ and officers’ liability tail insurance policy with respect to the Patriot’s existing basic and excess directors’ and officers’ liability insurance or with respect to coverage and amount that are no less favorable in any material respect to such directors and officers than the Patriot’s existing policies as of the date hereof (the “D&O Tail”), in either case, that, for a period of six years following the Effective Time, will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Patriot (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).

(c)                        The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Patriot Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Green, on the one hand, and a Subsidiary of Patriot, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Green.

6.9                               Advice of Changes.  Green and Patriot shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10                        Corporate Governance.  Effective as of the Effective Time, Green shall (i) appoint William Don Ellis to the Boards of Directors of the Surviving Corporation as a Class I director and Green Bank, where he shall also hold the title of Vice Chairman and (ii) appoint one other individual designated by Patriot and reasonably acceptable to Green to the Board of Directors of Green Bank.

6.11                        Acquisition Proposals.

(a)                       Patriot agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.11(a); provided, that, prior to the adoption of this Agreement by the shareholders of Patriot by the Requisite Patriot Vote, in the event Patriot receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Patriot shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Patriot.  Patriot will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Green with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Green and its affiliates) pursuant to any such agreement.  Patriot will promptly (within twenty-four (24) hours) advise Green following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Green apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Patriot and its Subsidiaries or 25% or more of any class of equity or voting securities of Patriot or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Patriot or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving

Patriot or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Patriot.

(b)                       Nothing contained in this Agreement shall prevent Patriot or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12                        Public Announcements.  Patriot and Green shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13                        Change of Method.  Patriot and Green shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Patriot and Green (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Green Common Stock received by Patriot shareholders in exchange for each share of Patriot Common Stock, (ii) adversely affect the Tax treatment of Patriot’s shareholders or Green’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Patriot or Green pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.14                        Restructuring Efforts.  If either Patriot or Green shall have failed to obtain the Requisite Patriot Vote or the Requisite Green Vote at the duly convened Patriot Meeting or Green Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Patriot as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to its respective shareholders for adoption.

6.15                        Takeover Statutes.  None of Patriot, Green or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16                        Patriot Preferred Stock.  Patriot shall take all actions necessary to effect, immediately prior to and contingent upon the occurrence of the Closing, with funds provided by Green or any of its Subsidiaries for this purpose on behalf of Patriot, the redemption of all Patriot’s outstanding Series B Preferred Stock and Series C Preferred Stock in accordance with the terms thereof and the documents and agreements related thereto (the “Patriot Preferred Stock Redemption”).  Subject to the terms and conditions of this Agreement, Green covenants and agrees that it shall provide or shall cause any of its Subsidiaries to provide Patriot with sufficient funds to permit, or shall provide the party entitled to payment in respect of the redemption of Patriot’s outstanding Series B Preferred Stock and Series C Preferred Stock.  Notwithstanding the foregoing, subject to any required approvals of Governmental Entities and the prior written approval of Green, Patriot may incur indebtedness for the purpose of completing the Patriot Preferred Stock Redemption at any time prior to the Closing Date; provided,  however, that any indebtedness incurred by Patriot would be repaid in full prior to the Closing.  In addition, Patriot shall take all actions necessary to effect, prior to the Closing, the conversion of all of Patriot’s outstanding Series D Preferred Stock and Series F Preferred Stock in accordance with the terms thereof and the documents and agreements related thereto (the “Patriot Preferred Stock Conversion”).

6.17                        Assumption of Patriot TRUPS.  Green and Patriot shall take all actions necessary to effect, immediately prior to and contingent upon the occurrence of the Closing, the assumption by Green of the Patriot TRUPS in accordance with the terms thereof and the documents and agreements related thereto (the “Patriot TRUPS Assumption”).

6.18                        Leases. Patriot shall use commercially reasonable efforts to modify each lease set forth in Section 6.18(a) of the Patriot Disclosure Schedule to provide for a termination date of ninety (90) days following the Closing Date and obtain the consent of the landlord to the assumption of such lease by Green.  Patriot shall use commercially reasonable efforts to modify each of the leases described in Section 6.18(b) of the Patriot Disclosure Schedule to provide for a termination date of not less than one (1) and no longer than (3) years from the original termination date contained in such lease and obtain the consent of the landlord to the assumption of such lease by Green.

6.19                        Data Processing Contracts.  If the Closing shall have not occurred by January 15, 2016, Patriot shall take all actions necessary to (i) provide proper notice to Jack Henry and Associates, Inc. that Patriot does not intend to have any data processing services extend for the automatic renewal term(s) contained in the agreement(s) between Patriot and Jack Henry Associates and (ii) ensure that such data processing services are maintained on a month-to-month basis.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                       Shareholder Approval.  The Requisite Green Vote and the Requisite Patriot Vote shall have been obtained.

(b)                       NASDAQ Listing.  The shares of Green Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)                        Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)                       S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)                        No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(f)                         Final Adjusted TBV.  Either (i) Green and Patriot shall have agreed in writing regarding the Final Adjusted TBV or (ii) the Neutral Auditor shall have made its final and binding determination of the Final Adjusted TBV pursuant to Section 1.6(g).

7.2                               Conditions to Obligations of Green.  The obligation of Green to effect the Merger is also subject to the satisfaction, or waiver by Green, at or prior to the Effective Time, of the following conditions:

(a)                       Representations and Warranties. The representations and warranties of Patriot set forth in Section 3.2(a) and Section 3.9(b)(in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Patriot set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Patriot set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Patriot or the Surviving Corporation.  Green shall have received a certificate signed on behalf of Patriot by the Chief Executive Officer and the Chief Financial Officer of Patriot to the foregoing effect.

(b)                       Performance of Obligations of Patriot.  Patriot shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Green shall have received a certificate signed on behalf of Patriot by the Chief Executive Officer and the Chief Financial Officer of Patriot to such effect.

(c)                        Federal Tax Opinion.  Green shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Green, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)                       FIRPTA Certificate.  Patriot shall have delivered to Green a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that Patriot is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(e)                        Redemption, Conversion and Assumption.  Each of the Patriot Preferred Stock Redemption, the Patriot Preferred Stock Conversion and the Patriot TRUPS Assumption shall have occurred.

(f)                         New Employment Agreements.  Each of the New Employment Agreements shall remain in full force and effect and no breaches, disputes or informal or formal repudiations by any Person subject to such an agreement relating to the same shall have occurred or be imminent or threatened.

(g)                        Dissenting Shares.  Dissenting Shares shall represent not more than five percent (5.00%) of the outstanding Patriot Common Stock.

(h)                       Termination of Certain Agreements.  The Patriot Employment Agreement and the SERP Plan shall have been terminated and Patriot shall have complied in all respects with Sections 6.6(g) and 6.6(h).

7.3                               Conditions to Obligations of Patriot.  The obligation of Patriot to effect the Merger is also subject to the satisfaction or waiver by Patriot at or prior to the Effective Time of the following conditions:

(a)                       Representations and Warranties.  The representations and warranties of Green set forth in Section 4.2(a) and Section 4.8(b) (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Green set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (in each case after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Green set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Green.  Patriot shall have received a certificate signed on behalf of Green by the Chief Executive Officer and the Chief Financial Officer of Green to the foregoing effect.

(b)                       Performance of Obligations of Green.  Green shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Patriot shall have received a certificate signed on behalf of Green by the Chief Executive Officer and the Chief Financial Officer of Green to such effect.

(c)                        Federal Tax Opinion.  Patriot shall have received the opinion of Harris Law Firm PC, in form and substance reasonably satisfactory to Patriot, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Harris Law Firm PC may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Green or Patriot:

(a)                       by mutual consent of Green and Patriot in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)                       by either the Board of Directors of Green or the Board of Directors of Patriot if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                        by either the Board of Directors of Green or the Board of Directors of Patriot if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided that if the condition set forth in Section 7.1(c) shall not have been satisfied as of such date, Green may, by written notice provided to Patriot, extend the Termination Date for an additional three (3) months;

(d)                       by either the Board of Directors of Green or the Board of Directors of Patriot (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Patriot, in the case of a termination by Green, or Green, in the case of a termination by Patriot, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Green, or 7.3, in the case of a termination by Patriot, and which is not cured within 45 days following written notice to Patriot, in the case of a termination by Green, or Green, in the case of a termination by Patriot, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)                        by Patriot, if the Board of Directors of Green shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Green approve the issuance of shares of Green Common Stock in connection with the Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to Patriot, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Patriot requests in writing that such action be taken, or (ii) breached its obligations under Section 6.3 in any material respect;

(f)                         by Green, if the Board of Directors of Patriot shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Patriot adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Green, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Green requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Patriot Common Stock that has been publicly disclosed (other than by Green or an affiliate of Green) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 or 6.11 in any material respect;

(g)                        By Green if, Patriot shall have failed to obtain the Requisite Patriot Vote at the duly convened Patriot Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(h)                       By Patriot if, Green shall have failed to obtain the Requisite Green Vote at the duly convened Green Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

8.2                               Effect of Termination.

(a)                       In the event of termination of this Agreement by either Green or Patriot as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Green, Patriot, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Green nor Patriot shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)                       In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or Board of Directors of Patriot or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Patriot and (A) thereafter this Agreement is terminated by either Green or Patriot pursuant to Section 8.1(c) and Patriot shall have failed to obtain the Requisite Patriot Vote at the duly convened Patriot Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Green pursuant to Section 8.1(d) and (C) prior to the date that is twelve (12)

months after the date of such termination, Patriot enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Patriot shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Green, by wire transfer of same day funds, a fee equal to $5,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(c)                        In the event that this Agreement is terminated by Green pursuant to Section 8.1(f), then Patriot shall pay Green, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d)                       In the event that this Agreement is terminated by Patriot pursuant to Section 8.1(e), then Green shall pay Patriot, by wire transfer of same day funds, the Termination Fee on the date of termination.

(e)                        In the event that this Agreement is terminated by Green pursuant to Section 8.1(g), then Patriot shall pay Green, by wire transfer of same day funds, an amount equal to the documented out-of-pocket expenses incurred by Green in connection with the transactions contemplated by this Agreement, including the execution, negotiation and diligence thereof, on the date of termination.

(f)                         In the event that this Agreement is terminated by Patriot pursuant to Section 8.1(h), then Green shall pay Patriot, by wire transfer of same day funds, an amount equal to the documented out-of-pocket expenses incurred by Patriot in connection with the transactions contemplated by this Agreement, including the execution, negotiation and diligence thereof, on the date of termination.

(g)                        Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.

(h)                       Each of Green and Patriot acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Green or Patriot fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or the amounts contemplated by Section 8.2(e) or Section 8.2(f), as applicable, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Green or Patriot, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Green and Patriot; provided, however, that after adoption of this Agreement by the respective shareholders of Green or Patriot, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective shareholders of Green or Patriot, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, on a date which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3                               Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Green and Patriot.

9.4                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Patriot, to:

Patriot Bancshares, Inc.

7500 San Felipe, Suite 125

Texas 77063

Attention:                                         William Don Ellis

Facsimile:                                         713-400-7108

Email:            dellis@patriotbankusa.com

With a copy (which shall not constitute notice) to:

Harris Law Firm PC

600 Congress Avenue, Suite 200

Austin, TX 78701

Attention:                                         T. Alan Harris

Facsimile:                                         (877)-876-8913

Email:            alan.harris@harrislawusa.com

and

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, TX 78751

Attention:                                         Chet A. Fenimore

Facsimile:                                         (512) 583-5940

Email:            cfenimore@fkhpartners.com

and

if to Green, to:

Green Bancorp, Inc.

4000 Greenbriar

Houston, TX 77098

Attention:                                         John P. Durie, Executive Vice President and

Chief Financial Officer

Facsimile:                                         (713)-316-3672

Email:            JDurie@gatorbank.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:                                         Sven G. Mickisch

Facsimile:                                         (917) 777-3554

Email:            Sven.Mickisch@skadden.com

9.5                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Patriot means the actual knowledge of any of the officers of Patriot listed on Section 9.5 of the Patriot Disclosure Schedule, and the “knowledge” of Green means the actual knowledge of any of the officers of Green listed on Section 9.5 of the Green Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided in writing by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Patriot Disclosure Schedule and the Green Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.6                               Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8                               Governing Law; Jurisdiction.

(a)                       This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law.

(b)                       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Harris County in the in the State of Texas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9                               Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10                        Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this

Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Green and Patriot have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PATRIOT BANCSHARES, INC.

By:	/s/ W. Don Ellis
Name: W. Don Ellis
Title: Chairman and CEO

PANTHER MERGER SUB CORP.

By:	/s/ John P. Durie
Name: John P. Durie
Title: Executive Vice President

GREEN BANCORP, INC.

By:	/s/ Manuel J. Mehos
Name: Manuel J. Mehos
Title: Chairman and CEO

[Signature Page to Merger Agreement]

Schedule 1.6(a)(i)

TBV Threshold

Balance Sheet Date	Minimum TBV
12/31/2015	$79,850,000
11/30/2015	$78,953,252
10/31/2015	$78,119,886
9/30/2015	$77,220,676

Schedule 1.6(b)